PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated November 11, 2024)	Registration Statement No: 333-276987

EXOZYMES INC.

4,013,769 SHARES OF COMMON STOCK

This prospectus supplement updates and amends the prospectus dated November 11, 2024 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-276987) which was declared effective by the SEC on November 8, 2024.

The Prospectus and this prospectus supplement relate to the resale by the selling securityholder named in the Prospectus (the “selling securityholder”) of 4,013,769 shares of common stock, par value $0.000001 per share (the “Common Stock”). The Prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Reports on Form 8-K

On April 2, 2025, we filed two Current Reports on Form 8-K, each for an event date of April 2, 2025, with the SEC, the first announcing the hiring of Damien Perriman as the Chief Commercial Officer of the Company and the second announcing an investor call to provide fourth quarter and fill year 2024 updates. The Current Reports on Form 8-K are attached hereto.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in the section titled “Risk Factors” beginning on page 8 of the Prospectus and beginning on page 14 of the Annual Report.

You should rely only on the information contained in the Prospectus, this prospectus supplement, or any further prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 2, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 2, 2025

EXOZYMES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-42204	83-4550057
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Royal Oaks Drive, Suite 106

Monrovia, CA 91016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (626) 415-1488

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EXOZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 — Other Events.

On April 2, 2025, eXoZymes Inc., a Nevada corporation (the “Company”), announced that it had hired Damien Perriman, as the Chief Commercial Officer of the Company

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibit

99.1	Press Release dated April 2, 2025, announcing the appointment of Damien Perriman as CCO

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2025	EXOZYMES INC.

	By	/s/ Fouad Nawaz
Fouad Nawaz,
Vice President, Finance

Exhibit 99.1

eXoZymes appoints experienced biomanufacturing executive, Damien Perriman, as CCO

●	Expanded leadership team as eXoZymes ramps up commercial growth

●	Damien Perriman brings more than two decades of experience in successfully developing and commercializing novel biotechnologies

●	Focus on developing commercial opportunities, spin-outs, joint-ventures, and licensing deals with future partners

Monrovia, CA — April 2, 2025 — Today, eXoZymes Inc. (NASDAQ: EXOZ) (“eXoZymes”) - a pioneer of AI-engineered enzymes that can transform sustainable feedstock into essential chemicals, medicines, and biofuels - announced the appointment of Damien Perriman to a newly created role as Chief Commercial Officer (CCO).

Perriman brings more than two decades of experience in successfully commercializing several biotechnologies, spanning diverse markets such as nutrition, personal care, plastics, textiles, fragrances, performance fuels, and specialty chemicals. Before joining eXoZymes, Perriman most recently has served leading commercial roles at both Genomatica (Geno) and Gevo, while also serving as Chairman of the Board of Danish biotechnology startup Cellugy.

“eXoZymes represents the new generation of SynBio design and scale-up, setting new standards for development speed and opening a range of commercially compelling product opportunities. This new approach can overcome process titer constraints and the feedstock limitations of conventional technologies, enabling projects to reach commercial scale sooner and with lower capital risk. This sets us up to be an innovative and reliable solutions provider for companies looking to make greater impact with more sustainable and globally competitive products,” states Chief Commercial Officer at eXoZymes, Damien Perriman, and continues, “We are stepping into an exciting future, commercializing the next generation of biomanufacturing.”

Video presentation of Damien Perriman available here.

“Damien Perriman represents the kind of formidable talent, experience, values and diverse set of capabilities we’re investing in to develop our company and the next generation of biomanufacturing,” states Michael Heltzen, CEO of eXoZymes, and adds, “The hire of Damien reflects our strategic focus on scaling and commercializing biosolutions, in close collaboration with our upcoming partners, across multiple sectors.”

Conference call at 4:30 Eastern today

On today’s conference call to discuss results for the fourth quarter and full year 2024 at 4:30 PM Eastern / 1:30PM Pacific, there will also be a possibility to ask questions around this hire. Investors and interested parties can access the live webinar, at the time of the event through eXoZymes’ investor relations website. A recording of the conference call will also be made publicly available soon after the live call.

About eXoZymes

Founded in 2019, the company has developed a biomanufacturing platform that - as a historic first - offers the tools and insights to engineer, control and optimize nature’s own natural processes to produce chemical compounds, enabling the company’s partners to replace traditional chemical production methods with a new commercially scalable, sustainable, and eco-friendly alternative: exozymes.

Exozymes are advanced enzymes enhanced through AI and bioengineering to thrive in a bioreactor outside of living cells. Exozymes can replace toxic petrochemical processes and inefficient biochemical extraction with sustainable and scalable biosolutions that transform biomass into essential chemicals, medicines, and biofuels.

By freeing enzyme-driven chemical reactions from the limitations imposed by cells, exozyme biosolutions eliminate the scaling bottleneck that has hampered commercial success in the synthetic biology (SynBio) space, making exozymes the logical successor to most SynBio projects.

While the company, eXoZymes Inc., has introduced “exozymes” as a scientific concept, they are not trademarking the concept, as they view it as a new nomenclature for wide adoption for this next generation of biomanufacturing that eXoZymes aims to pioneer and be the market leader of.

Learn more on exozymes.com

eXoZymes Safe Harbor

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe the company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely” or other comparable terms, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts included in this press release regarding the company’s strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Actual results could differ materially for a variety of reasons. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of eXoZymes’ quarterly reports on Form 10-Q, annual reports on Form 10-K, and other documents filed by eXoZymes from time to time by the company with the Securities and Exchange Commission. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and eXoZymes assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. eXoZymes does not give any assurance that it will achieve its expectations.

Investor relations contact

Email: ir@exozymes.com

eXoZymes contact

Lasse Görlitz, VP of Communications

(858) 319-7135

press@exozymes.com

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 2, 2025

EXOZYMES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-42204	83-4550057
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Royal Oaks Drive, Suite 106

Monrovia, CA 91016

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (626) 415-1488

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EXOZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 — Other Events.

On April 2, 2025, eXoZymes Inc., a Nevada corporation (the “Company”), announced that was holding an investor call to provide fourth quarter and full year 2024 updates.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibit

99.1	Press Release dated April 2, 2025, announcing the fourth quarter and full year 2024 update

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2025	EXOZYMES INC.

	By	/s/ Fouad Nawaz
Fouad Nawaz,
Vice President, Finance

Exhibit 99.1

eXoZymes Provides Fourth Quarter and Full Year 2024 Update

Management to Host Conference Call Today at 4:30PM Eastern

Monrovia, CA — April 2, 2025 — Today, eXoZymes Inc. (NASDAQ: EXOZ) (“eXoZymes”) - a pioneer of AI-engineered enzymes that can transform sustainable feedstock into essential nutraceuticals, medicines, biofuels, and other valuable chemicals - provides an update on operations through the fiscal year ended December 31, 2024.

Michael Heltzen, CEO of eXoZymes, states, “As a pre-revenue company, what’s important for us is that we keep progressing towards our specific milestones and value infection points, like getting to our first commercial applications via spin-outs, joint-ventures, and licensing deals as the drivers of our focus on commercialization. All while making sure to keep improving our fundamental and innovative exozymes technology, as well as growing our team of talents.”

Fourth Quarter and Full Year 2024 and Subsequent Operational Highlights

●	Completed initial public offering: While 2024 was a challenging year to raise money for bio- and high-tech, eXoZymes successfully started trading on Nasdaq on November 13, 2024.

●	Adding AI to our biotech: Through a proprietary process, eXoZymes has developed a unique way of generating AI-derived-signal-rich enzyme data that can be used to train ML algorithms efficiently. Using this proprietary AI-based process has led to remarkable improvements in the enzyme development process, speeding up development of the core technology, and paving the way for the next generation of biomanufacturing, namely: exozymes.

●	Commercialization: Full focus on developing commercial opportunities, spin-outs, joint-ventures, and licensing deals with future partners, in order to get to multiple markets as fast as possible.

Investors and interested parties can access the live webinar, at the time of the event through eXoZymes’ investor relations website. A recording of the conference call will also be made publicly available soon after the live call.

Michael Heltzen, CEO of eXoZymes, will lead the call and will be joined by select members of the management team to review recent developments, ongoing initiatives, anticipated milestones, as well as host a question-and-answer period.

About eXoZymes

Founded in 2019, the company has developed a biomanufacturing platform that - as a historic first - offers the tools and insights to engineer, control and optimize nature’s own natural processes to produce chemical compounds, enabling the company’s partners to replace traditional chemical production methods with a new commercially scalable, sustainable, and eco-friendly alternative: exozymes.

Exozymes are advanced enzymes enhanced through AI and bioengineering to thrive in a bioreactor outside of living cells. Exozymes can replace toxic petrochemical processes and inefficient biochemical extraction with sustainable and scalable biosolutions that transform biomass into essential chemicals, medicines, and biofuels.

By freeing enzyme-driven chemical reactions from the limitations imposed by cells, exozyme biosolutions eliminate the scaling bottleneck that has hampered commercial success in the synthetic biology (SynBio) space, making exozymes the logical successor to most SynBio projects.

While the company, eXoZymes Inc., has introduced “exozymes” as a scientific concept, they are not trademarking the concept, as they view it as a new nomenclature for wide adoption for this next generation of biomanufacturing that eXoZymes aims to pioneer and be the market leader of.

Learn more on exozymes.com

eXoZymes Safe Harbor

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe the company’s future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “should,” “would,” “could,” “seek,” “intend,” “plan,” “goal,” “project,” “estimate,” “anticipate,” “strategy,” “future,” “likely” or other comparable terms, although not all forward-looking statements contain these identifying words. All statements other than statements of historical facts included in this press release regarding the company’s strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Actual results could differ materially for a variety of reasons. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of eXoZymes’ quarterly reports on Form 10-Q, annual reports on Form 10-K, and other documents filed by eXoZymes from time to time by the company with the Securities and Exchange Commission. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and eXoZymes assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. eXoZymes does not give any assurance that it will achieve its expectations.

Investor relations contact

Email: ir@exozymes.com

eXoZymes media contact

Lasse Görlitz, VP of Communications

(858) 319-7135

press@exozymes.com